Exhibit 99.1

FOR IMMEDIATE RELEASE

FatPipe Refinances Existing Debt and Reduces Borrowing Costs

SALT LAKE CITY, October 7, 2026 — FatPipe, Inc. (NASDAQ: FATN), a provider of enterprise networking and cybersecurity solutions, today announced the refinancing of its existing Fortis Bank SBA loan through a $4.5 million secured term loan with KeyBank National Association. The Company also established a $1.5 million secured revolving line of credit for working capital.

The new term loan bears interest at adjusted daily SOFR plus 3.00%, compared with Prime Rate plus 1.00% under the previous facility. Based on benchmark rates at the time of refinancing, this represents an approximately 110 basis point reduction in the Company’s annual borrowing rate. Actual interest savings will vary with benchmark rates and outstanding principal balances.

The term loan matures in October 2029. The revolving line of credit matures in September 2027 and bears interest at adjusted daily SOFR plus 3.00%.

About FatPipe, Inc.

FatPipe, Inc. pioneered the concept of software-defined wide area networking (SD-WAN) and hybrid WANs that eliminate the need for cooperation from ISPs and allow enterprises and service providers to control multi-link network traffic. FatPipe offers a single-stack networking and cybersecurity platform backed by 13 U.S. patents related to multipath and software-defined networking. FatPipe products are sold through more than 200 resellers worldwide.

For more information, please visit FatPipe’s website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements regarding the Company’s growth strategy, financial strategy, potential acquisitions, strategic opportunities, recurring revenue and expectations regarding future performance. These statements are based on management’s current expectations and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements.

These risks and uncertainties include those described in FatPipe’s filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this press release, and FatPipe undertakes no obligation to update or revise such statements except as required by law.

Company Contact

Vikrant Ragula

V.P. of Corp Dev and Investor Relations

FatPipe, Inc.

+1 801.683-5656 x 1140

Investor.ir@fatpipeinc.com